Exhibit 99.1

Ultralife Corporation Announces Resignation of William A. Schmitz, Chief Operating Officer

Chief Operating Officer Position Will Not be Filled

NEWARK, N.Y.--(BUSINESS WIRE)--November 16, 2009--Ultralife Corporation (NASDAQ: ULBI) announced that William (Bill) A. Schmitz has resigned his position as chief operating officer effective today to take the position as president at WindTamer Corporation (OTC.BB: WNDT), a developer of new, patented wind turbine technology. The company does not plan to fill the chief operating officer post. Instead, Mr. Schmitz’s responsibilities have been reassigned to senior executives currently responsible for various aspects of the company’s operations who will now report to John D. Kavazanjian, Ultralife’s president and chief executive officer.

“On behalf of the management team and the entire organization, I want to thank Bill for his dedication and many contributions to help build Ultralife’s business over the past ten years. During his tenure, Bill orchestrated the implementation of manufacturing and quality control processes and systems, including lean manufacturing principles, which have given the company its solid foundation for growth,” said John D. Kavazanjian. “All of us wish him every success in his new position.”

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research, RedBlack Communications and AMTI. Ultralife’s operations are in North America, Europe and Asia. For more information on Ultralife, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays and the possibility of intangible asset impairment charges that may be taken should management decide to retire one or more of the brands of acquired companies in the future. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Company:
Ultralife Corporation
Julius Cirin, 315-332-7100
jcirin@ultralifecorp.com
OR
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com